As filed with the Securities and Exchange Commission on May 11, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ION GEOPHYSICAL CORPORATION

(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	22-2286646 (IRS Employer Identification No.)

2105 CityWest Blvd., Suite 100

Houston, Texas 77042-2855

(281) 933-3339

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

FOURTH AMENDED AND RESTATED 2013 LONG-TERM INCENTIVE PLAN

(full title of the plan)

Matthew Powers

Executive Vice President and General Counsel

ION Geophysical Corporation

2105 CityWest Blvd., Suite 400

Houston, Texas 77042-2839

(281) 933-3339

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Eric Johnson

Winston & Strawn LLP

800 Capitol Street, Suite 2400

Houston, Texas 77002

(713) 651-2647

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Large Accelerated Filer ☐ Accelerated Filer ☐ Non-Accelerated Filer ☒

Smaller Reporting Company ☐ Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock	3,500,000	$2.02	$7,070,000	$771.34

(1)

Represents an additional 3,500,000 shares of Common Stock of ION Geophysical Corporation (the “Registrant”) that may be issued under the ION Geophysical Corporation Fourth Amended and Restated 2013 Long-Term Incentive Plan (the “Plan”). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement on Form S-8 (“Registration Statement”) shall be deemed to cover an indeterminate number of additional shares of Common Stock that may become issuable as a result of stock splits, stock dividends or similar transactions pursuant to the adjustment or anti-dilution provisions of the Plan.

(2)

The proposed maximum offering price per share and the proposed maximum aggregate offering price of the shares of Common Stock being registered hereby have been estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) and (h) under the Securities Act based on the average of the high and low prices for a share of Common Stock as reported on the New York Stock Exchange on May 10, 2021.

INTRODUCTORY STATEMENT

This Registration Statement on Form S-8 (this “Registration Statement”) is being filed by ION Geophysical Corporation (the “Company,” or the “Registrant”) pursuant to General Instruction E to Form S-8 to register an additional 3,500,000 shares of the Company’s common stock, par value $0.01 per share, issuable pursuant to its Fourth Amended and Restated 2013 Long-Term Incentive Plan (the “2013 LTIP” or the “Plan”). On February 23, 2021, the stockholders of the Company approved amendments to such plan as previously in effect, which, among other things, increased by 3,500,000 the total number of shares of common stock of the Company available for issuance under the Plan. The contents of the earlier registration statement on Form S-8 previously filed by the Company with the Securities and Exchange Commission (the “SEC” or the “Commission”) and relating to the registration of shares of common stock for issuance under the plan (Form S-8 filed on January 18, 2019, File No. 333-229311) are hereby incorporated by reference in this Registration Statement in accordance with General Instruction E to Form S-8.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information required by Part I of Form S-8 to be contained in a Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 of the Securities Act and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, the following documents have been filed by the Registrant with the Commission and are incorporated by reference into this Registration Statement and will be deemed to be a part hereof:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the Commission on February 12, 2021;

(b)	The Registrant’s Form 10-K/A Amendment No. 1 to Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC on April 30, 2021;

(c)	The Registrant’s Quarterly Reports on Form 10-Q for the quarter ended March 31, 2021, filed with the Commission on May 6, 2021;

(d)

The Registrant’s Current Reports on Form 8-K filed with the Commission on May 7, 2021, April 26, 2021, April 22, 2021, March 23, 2021, March 10, 2021, February 26, 2021, February 24, 2021, February 18, 2021, February 12, 2021, and February 11, 2021, and

(e)

The description of the Registrant’s common stock, $0.01 par value per share, contained in the Registrant’s Registration Statement on Form 8-A filed with the SEC on October 17, 1994, including any amendments or reports filed for the purposes of updating such description.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, all documents filed with the Commission by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall also be deemed to be incorporated by reference herein and to be a part hereof from the dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The General Corporation Law of the State of Delaware (the “DGCL”) permits the Registrant and its stockholders to limit directors’ exposure to liability for certain breaches of the directors’ fiduciary duties, either in a lawsuit on behalf of the Registrant or in an action by stockholders of the Registrant. The Amended and Restated Certificate of Incorporation of the Registrant provides that a director of the Registrant shall not be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.

The Amended and Restated Bylaws (the “Bylaws”) of the Registrant provide that the Registrant shall, to the full extent permitted by applicable laws (including the DGCL), indemnify its directors, officers, employees and agents with respect to expenses (including counsel fees), judgments, fines, penalties, other liabilities and amounts incurred by any such person in connection with any threatened, pending or completed action, suit or proceeding to which such person is or was a party, or is or was threatened to be made a party, by reason of the fact that such person is or was serving as a director, officer, employee or agent of the Registrant or any of its subsidiaries, or is or was serving at the request of the Registrant or any of its subsidiaries as a director, officer, employee, agent or trustee of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. The Bylaws provide that the indemnification provided pursuant to the Bylaws is not exclusive of any other rights to which those seeking indemnification may be entitled under any provision of law, the certificate of incorporation, stockholders or disinterested directors or otherwise.

The Registrant maintains an officers’ and directors’ liability insurance policy that provides coverage to the officers and directors of the Registrant for certain losses, damages, claims, liabilities and expenses, including certain liabilities that may arise out of this Registration Statement.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description
4.1	Amended and Restated Certificate of Incorporation filed on April 22, 2021 as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K and incorporated by reference.
4.2	Amended and Restated Bylaws of ION Geophysical Corporation, filed on September 24, 2007 as Exhibit 3.5 to the Registrant’s Current Report on Form 8-K and incorporated herein by reference.
4.3	Fourth Amended and Restated 2013 Long-Term Incentive Plan.*
5.1	Opinion of Winston & Strawn LLP*
23.1	Consent of Independent Registered Public Accounting Firm, Grant Thornton LLP*
23.2	Consent of Winston & Strawn LLP (included in the opinion of Winston & Strawn LLP filed as Exhibit 5.1 hereto)*.
24.1	Power of Attorney (included in the signature page to this Registration Statement).

* Filed herewith

Item 9. Undertakings.

a)	The undersigned Registrant hereby undertakes:

1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

ii)

to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

iii)

to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(l)(i) and (a)(1)(h) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4)

To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

b)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

c)

insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas on May 11, 2021.

Date: May 11, 2021

ION GEOPHYSICAL CORPORATION

By: /s/ Matthew Powers

Name: Matthew Powers

Title: Executive Vice President, General Counsel, and Secretary

KNOW ALL PERSONS BY THESE PRESENTS, that each of the undersigned, an officer or director, or both of ION Geophysical Corporation, a Delaware corporation (the “Company”), does hereby constitute and appoint Michael Morrison and Matthew Powers his true and lawful attorneys with full power to sign for and on behalf of the undersigned the name of the undersigned in the capacities indicated below the Registration Statement on Form S-8 filed herewith and any and all pre-effective and post-effective amendments to said Registration Statement and any related registration statements filed pursuant to Rule 462(b), and to file the same, with exhibits thereto and other documents in connection therewith, and generally to do all such things in the undersigned’s name and behalf in the undersigned’s capacity as an officer or director, or both, to enable the Company to comply with the provisions of Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming his signature as it may be signed by his said attorney to said Registration Statement and any and all amendments thereto.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Positions	Date
/s/ Christopher Usher Christopher Usher	President, Chief Executive Officer and Director (Principal Executive Officer)	May 11, 2021

/s/ Michael Morrison Michael Morrison	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	May 11, 2021

/s/ Scott Schwausch Scott Schwausch	Vice President, Finance and Corporate Controller (Principal Accounting Officer)	May 11, 2021

/s/ James M. Lapeyre, Jr. James M. Lapeyre, Jr.	Chairman of the Board and Director	May 11, 2021

/s/ Zhang ShaoHua Zhang ShaoHua	Director	May 11, 2021

/s/ Michael McGovern Michael McGovern	Director	May 11, 2021

/s/ S. James Nelson, Jr. S. James Nelson, Jr.	Director	May 11, 2021

/s/ John N. Seitz John N. Seitz	Director	May 11, 2021